Exhibit 99.1

[SunTrust Banks, Inc. Logo]  [National Commerce Financial Corporation Logo]

For Immediate Release

September 15, 2004

Shareholders Approve Merger of SunTrust and
National Commerce Financial Corporation

Federal Reserve Approval for Merger Also Received

ATLANTA and MEMPHIS, TN – SunTrust Banks, Inc. (NYSE: STI) and National Commerce Financial Corporation (NYSE: NCF) announced that, at separate meetings today, their respective shareholders approved the merger of the two companies. 191,434,183 SunTrust shares, representing 97.3 percent of SunTrust shares voted; and 136,402,923 NCF shares, representing 98.7 percent of NCF shares voted, approved the transaction. The companies expect to complete the merger in early October.

"We are gratified by the strong support of the shareholders of both companies for this merger," said L. Phillip Humann, chairman, president and CEO of SunTrust Banks, Inc. "What today's votes say is that shareholders recognize the potential value in our combined enterprise. All of us, at both organizations, are committed to translating that potential into solid, measurable results."

Mr. Humann also noted that the Federal Reserve Board late yesterday announced its approval of the SunTrust-National Commerce Financial merger. "As a result," he said, "we are very much on the home stretch towards timely and smooth completion of this transaction as planned."

National Commerce Financial Corporation, headquartered in Memphis, Tennessee, is a sales and marketing organization that delivers select financial and consulting services through a national network of banking and non-banking affiliates. With $23 billion in assets, NCF operates almost 500 branches in 14 of the nation's fastest growing metropolitan areas throughout the southeast.

SunTrust Banks, Inc., headquartered in Atlanta, Georgia, is one of the nation's largest commercial banking organizations. As of June 30, 2004, SunTrust had total assets of $128.1 billion and total deposits of $85.5 billion. The company operates through an extensive distribution network primarily in Florida, Georgia, Maryland, Tennessee, Virginia and the District of Columbia and also serves customers in selected markets nationally. Its primary businesses include deposit, credit, trust and investment services. Through various subsidiaries the company provides credit cards, mortgage banking, insurance, brokerage and capital markets services. SunTrust's Internet address is www.suntrust.com.